U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           CURRENT REPORT ON FORM 8-K


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 21, 2002

                           Commission File No. 0-22524

                         MENDOCINO BREWING COMPANY, INC.
        (Exact name of small business issuer as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

                                   68-0318293
                      (IRS Employer Identification Number)


                             13351 South Highway 101
                               Hopland, California
                    (Address of principal executive offices)

                                      95449
                                   (Zip Code)


Registrant's telephone number, including area code: (707) 744-1015


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Item 5. Other Events

     Resolution of Proposed Delisting Action

     The Company's common stock is currently listed for trading with the Pacific Exchange, Inc. (the "Pacific Exchange"). On February 4, 2002, the Company received notice from PCX Equities, Inc., a subsidiary of the Pacific Exchange ("PCXE") that the Company's common stock may be subject to the initiation of delisting proceedings. The determination was based on the Company's non-compliance with the PCXE requirement that the Company maintain a minimum bid price of $1.00 per share. As of March 8, 2002, the bid price of the Company's common stock was $0.50 per share.

     The notice from PCXE stated that PCXE would conduct a formal meeting on Tuesday, March 5, 2002, to review the Company's listing status and any actions taken by the Company to address the share bid price deficiency. The Company was invited to submit written information to PCXE explaining why the Company believes its common stock should not be delisted. On February 21, 2002, the members of the Company's Board of Directors unanimously resolved to present to PCXE, for consideration at the meeting, a proposal to undertake a reverse stock split with respect to the Company's common stock.

     The proposal provides that the Board of Directors will request shareholder approval at the Company's Annual Meeting of Shareholders scheduled for May 20, 2002, to effect a one-for-three reverse split of its Common Stock, to become effective as soon as practicable following shareholder approval of this action. The reverse stock split would be carried out by means of an amendment to the Company's Articles of Incorporation, which requires shareholder approval under California law. Once this proposal has received the necessary shareholder approval, the Company will file the amended Articles of Incorporation with the California Secretary of State. The proposed reverse stock split would be effective immediately upon the Secretary of State's receipt of the amended Articles of Incorporation.

     After the proposed reverse stock split has become effective, the Company anticipates that the per share bid price of the common stock should increase to approximately three times the then-current trading price for the Company's stock, which would be well above the $1.00 minimum bid price required by PCXE.

     The Company's proposal to PCXE also states that the Company's management is currently in discussions with an independent professional investor relations company regarding its engagement to assist the Company in the promotion of its common stock, to current shareholders as well as to potential new investors, and to provide the Company with introductions to prospective market makers. Management hopes that, combined with the increase in the per share value of the Company's common stock caused by the proposed reverse stock split, these increased promotional efforts, and the active involvement of one or more market makers, will increase levels of trading, providing additional support for the Company's post-split share bid price.


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     In a letter to the Company dated March 6, 2002, PCXE stated that based upon the information contained in the Company's proposal to PCXE, PCXE had determined to provide the Company with a forty-five day extended compliance period for the completion of specific milestones relevant to remediation of the Company's share bid price deficiency. The Company will submit a written report to PCXE on or before April 17, 2001 in order to update PCXE on the status of (i) the approval of the reverse stock split by the Company's Board of Directors, (ii) the filing of the Company's preliminary proxy statement with the Securities and Exchange Commission (the "SEC"), and (iii) the engagement of an independent professional investor relations company. Provided that the Company has satisfactorily completed those milestones, PCXE should continue to extend the Company's compliance period until such time as the Company's Annual Meeting of the Shareholders has been held and the reverse stock split has been effected.

     If, at its Tuesday, April 23, 2002 meeting PCXE decides that the Company has not met its obligations with regard to its completion of the milestones, it is likely that the Company's common stock will be suspended from trading before the opening of business on Wednesday, April 24, 2002. The Company will have the right to apply, within five (5) days, to the PCXE Board Appeals Committee for an appeal hearing.

     If no appeal is requested, all trading in the Company's common stock will remain suspended until the SEC strikes the Company's common stock from listing on the Pacific Exchange. If the Company requests an appeal, trading in the Company's common stock will remain suspended until the PCXE Board Appeals Committee comes to a final decision on whether to delist the Company's common stock. If the Board Appeals Committee determines that the Company's common stock should not be delisted, the suspension will be lifted. However, if the PCXE Board Appeals Committee upholds the initial decision to delist the Company's stock, then the suspension will remain in effect until the SEC strikes the stock from listing on the Pacific Exchange.



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                                   SIGNATURES


     Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MENDOCINO BREWING COMPANY, INC.
                                                      (Registrant)


Date:  March 8, 2002                     By: /s/ N. Mahadevan
                                             -------------------------------
                                                 N. Mahadevan, Secretary and
                                                 Chief Financial Officer


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